UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2009

POINT BLANK SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13112	11-3129361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2102 SW 2nd Street, Pompano Beach, Florida		33069
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 630-0900

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 9, 2009, the Board of Directors (the “Board”) of Point Blank Solutions, Inc. (the “Company”) appointed James R. Henderson to serve as the Company’s Chief Executive Officer, effective September 1, 2009.  Mr. Henderson had been the Company’s Acting Chief Executive Officer since April 2009 and has been Chairman of the Board since August 2008.

Mr. Henderson will serve as the Company’s Chief Executive Officer pursuant to a management services agreement that the Company intends to enter into with SP Corporate Services, LLC (“SP Corporate Services”), an affiliate of Steel Partners LLC (“Steel Partners”).  Pursuant to such agreement, the Company will pay SP Corporate Services $37,500 per month as consideration for Mr. Henderson’s services, and will reimburse it for certain of Mr. Henderson’s living expenses, including but not limited to certain of his relocation, housing and automobile expenses.  It is expected that such agreement will also provide for potential incentive bonus payments to SP Corporate Services.  On September 9, 2009, as additional consideration for Mr. Henderson’s services, the Board granted Mr. Henderson options to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.70 per share, the closing price on the grant date.  The options vest as follows: 10% on the grant date, an additional 30% on the first anniversary of the grant date, an additional 30% on the second anniversary of the grant date, and the remaining 30% on the third anniversary of the grant date.  The options expire on September 9, 2019.  Mr. Henderson will continue to receive a $75,000 annual retainer (payable in cash and stock) as consideration for his service as Chairman of the Board, pursuant to the Company’s Board of Directors Compensation Policy.

Mr. Henderson is a Managing Director and operating partner of Steel Partners.  At the Company’s 2008 Annual Meeting of Stockholders held on August 19, 2008 (the “2008 Annual Meeting”), the Company’s stockholders elected a slate of directors that included two employees of Steel Partners, the manager of Steel Partners II, L.P. (“SP II”).  SP II reported in its Schedule 13D with respect to its investment in the Company, originally filed with the SEC on February 11, 2008 and subsequently amended, most recently on July 17, 2009, that it owns approximately 4.2% of the Company’s outstanding common stock.  SP II and its affiliates also own approximately 34.8% of JPS Industries, Inc. (“JPS”), a supplier of ballistic materials from whom the Company has historically made and continues to make purchases of materials.  During the period between February 1, 2008 through December 31, 2008, the Company made purchases with an aggregate value of approximately $33 million from JPS.  The Company owed JPS approximately $1.1 million and $54,000 as of December 31, 2008 and June 30, 2009, respectively.

Mr. Henderson, age 51, had been the Company’s Acting Chief Executive Officer since April 2009 and has been Chairman of the Board since August 2008.  Mr. Henderson is a Managing Director and operating partner of Steel Partners, a global management firm.  He has been associated with Steel Partners and its affiliates since August 1999.  Mr. Henderson has been the Executive Vice President of SP Acquisition Holdings, Inc., a company formed for the purpose of acquiring one or more businesses or assets, since February 2007.  Mr. Henderson has been a director of Del Global Technologies Corp., a designer and manufacturer of medical imaging and diagnostic systems and power conversion subsystems and components, since November 2003.  He has been a director of BNS Holding, Inc., a holding company that owns the majority of Collins Industries, Inc., a manufacturer of school buses, ambulances and terminal trucks, since June 2004.  He has been a director of GenCorp Inc., a manufacturer of aerospace and defense products and systems with a real estate business segment, since March 2007 and Chairman of the Board since May 2008.  Mr. Henderson has been a director of SL Industries, Inc., a designer, manufacturer and marketer of power electronics, motion control, power protection and specialized communication equipment, since January 2002.  He was a director of Angelica Corporation, a provider of healthcare linen management services, from August 2006 to August 2008.  Mr. Henderson was a director and Chief Executive Officer of a predecessor entity of Steel Partners Holdings L.P., a global diversified holding company that engages or has interests in a variety of operating businesses through its subsidiary companies (“SPH”), from June 2005 to April 2008, President and Chief Operating Officer from November 2003 to April 2008, and Vice President of Operations from September 2000 to December 2003.  He was also the Chief Executive Officer of WebBank, a wholly-owned subsidiary of SPH, from November 2004 to May 2005.  He was a director of ECC International Corp., a manufacturer and marketer of computer controlled simulators for training personnel to perform maintenance and operation procedures on military weapons, from December 1999 to September 2003, and was acting Chief Executive Officer from July 2002 to March 2003.  Mr. Henderson has been the President of Gateway Industries, Inc., a provider of database development and website design and development services, since December 2001.  From January 2001 to August 2001, he was President of MDM Technologies, Inc., a direct mail and marketing company.

Item 8.01.	Other Events.

On September 14, 2009, the Company issued a press release announcing Mr. Henderson’s appointment as the Company’s Chief Executive Officer.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated September 14, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POINT BLANK SOLUTIONS, INC.

Dated: September 15, 2009	By:	/s/ Michelle Doery
	Name:	Michelle Doery
	Title:	Chief Financial Officer